Exhibit 99.2

Allied Nevada Reports 2007 Financial Results and Proposed

CDN$30 Million Bridge Credit Facility

March 10, 2008, Reno, Nevada- Allied Nevada Gold Corp. (“Allied Nevada,” “we,” “us” or the “Company”; AMEX and TSX “ANV”) today announced its financial results for the year ended December 31, 2007, as filed on March 06, 2008, with the U.S. Securities and Exchange Commission in the Company’s Annual Report on Form 10K. Also today, the Company announced plans to enter into a bridge credit facility of up to CDN$30.0 million with Quest Holdings Ltd., as well as a proposed sale of its 50% interest in its Treasure Hill-Mount Hamilton mineral property. Allied Nevada is a newly independent company that commenced operations on May 10, 2007, upon the closing of the transactions pursuant to the terms of an Arrangement as described in the Company’s regulatory filings. From its incorporation in 2006 until May 10, 2007, Allied Nevada had been a wholly owned subsidiary of Vista Gold Corp. (“Vista”).

Results of Operations for the Year Ended December 31, 2007 Compared with 2006

Allied Nevada reported a consolidated net loss in 2007 of $11,265,000 compared to a consolidated net loss of $2,465,000 in 2006. The increase in the consolidated net loss of $8,800,000 is largely due to an increase of $4,643,000 in exploration, property evaluation and holding costs, an increase of $3,682,000 in corporate administration and investor relations costs, and the recognition of an impairment loss of $678,000 on its mineral properties partially offset by an increase of $457,000 in interest and other income.

Exploration, property evaluation, and holding costs increased to $6,352,000 in 2007, as compared with $1,709,000 in 2006. The principal variances from 2006 relate to the Hycroft oxide and sulfide exploration program, the staking of additional claims at Hycroft, additional costs of managing an expanded corporate exploration office, and additional care and maintenance costs at the Hycroft mine. During 2007, the Company completed 52 drill holes totaling approximately 57,000 total feet of drilling. Full assay determinations for both gold and silver on 44 of these holes were completed in 2007 with the remaining assays on these holes being completed in 2008 as previously announced by Allied Nevada.

Corporate administration and investor relations costs increased to $4,863,000 in 2007, compared to $1,181,000 in 2006. The increase in the corporate administration and investor relations costs resulted from one-time expenses that were incurred when we became an independent, publicly traded company in May 2007, stock based compensation expenses, and direct corporate administration costs and investor relations expenditures that were incurred from May 10, 2007 reduced by a decrease in the costs that were allocated to Allied Nevada from Vista under the continuity of interests method of accounting. Under the continuity of interests method of accounting, Vista allocated a portion of its corporate administration costs to the Vista Nevada Assets based on the relative mineral property carrying values. The Vista Nevada assets were subsequently transferred to Allied Nevada on closing of the Arrangement.

During 2007, we recognized a $678,000 impairment write-down of mineral interests. During 2007, two lessees that held exploration leases on 28 of Allied Nevada’s properties defaulted on the payments required by the agreements. Both companies were provided with rescheduled payment plans so that they had time to cure the defaults. In February 2008, one lessee failed to make the payments due under the rescheduled payment terms and the other agreed to reduce its land holdings to two properties. Allied Nevada plans to commence the necessary actions to cancel the lease agreements on the defaulted properties.

We earned $1,030,000 in interest income in 2007 compared to $552,000 for 2006. The increase of $478,000 is attributable to an increase in interest earned on our liquid savings accounts of $521,000 and an increase in interest earned on the Hycroft Mine restricted cash account of $43,000, which was partially offset by a reduction of $76,000 in the allocation of interest income from Vista.

Financial Position, Liquidity and Capital Resources

Cash used in operations was $8,406,000 in 2007, compared to $1,392,000 in 2006. The increase in cash used in operating activities of $7,014,000 for 2007 can be explained by the increase in the consolidated net loss during 2007, the reduction of allocated costs from Vista, offset by a slight decrease in non-cash working capital.

Net cash used in investing activities in 2007 increased to $13,205,000 from $140,000 in 2006. The increase of $13,065,000 for the period results from the acquisition of the Pescio Nevada Assets in exchange for $15 million in cash and 12.0 million shares pursuant to the arrangement, and our purchases during 2007 of $278,000 of capital items including several light vehicles, computer servers, and additional computers and office technology, partially offset by the receipt from the Company’s exploration partner in its Battle Mountain property of $2 million to exercise its option to acquire the property and $298,000 of advanced minimum royalty receipts.

The net cash provided by financing activities was $41,709,000 in 2007 compared to $1,529,000 in 2006. The $40,180,000 increase in cash provided by financing activities was the result of the net cash inflow from a private placement completed in July 2007 of $15,378,000, Vista’s payment of $25 million to us in May 2007 pursuant to the Arrangement Agreement, the receipt of $528,000 upon the exercise of Finders Warrants granted pursuant to the private placement completed in July 2007, and the receipt of $433,000 upon exercise of Allied Nevada special stock options, partially offset by a $1,306,000 reduction in the cash operational funding of the Company by Vista during 2007 following closing of the Arrangement.

At December 31, 2007, we had cash and cash equivalents totaling $20,105,000. All cash equivalents were invested in high quality short-term money market instruments, including bankers’ acceptances, bank notes, certificates of deposit, government securities, commercial paper and repurchase agreements of domestic and foreign issuers. At December 31, 2007, we had no funds invested in asset-backed commercial paper.

At December 31, 2007, we had no outstanding debt to banks or financial institutions.

Proposed Bridge Credit Facility with Quest Holdings Ltd.

On March 3, 2008, the Board of Directors ratified the signing of an indicative letter of intent concerning a proposed CDN$30 million secured bridge credit facility with Quest Holdings Ltd. (“Quest Holdings”). The terms of the facility are not yet final and are subject to due diligence by Quest Holdings and its counsel, the preparation of definitive documentation, the granting of security and such other steps as are usual to transactions of this nature. The letter of intent provides that the facility is scheduled to be available for drawdown until July 2008 and must be repaid by March 2009. Borrowings under the proposed credit facility are limited to working capital, operating, and capital expenditures relating to the reopening of the Hycroft Mine. The Company’s interest in the Hycroft mine properties and all of its personal tangible property are expected to be pledged as collateral for the credit facility. The proposed agreement is expected to contain customary covenants for credit facilities of this type including certain negative covenants, which will limit or restrict Allied Nevada’s ability to incur additional debt. Allied Nevada will incur a standby fee equal to four percent of the amount of the loan facility when it enters into the agreement. Borrowings under the proposed credit facility are subject to payment of a five percent drawing fee payable to Quest Holdings. The interest rate on borrowings is twelve percent per annum compounded monthly. Quest Holdings is a wholly-owned subsidiary of Quest Capital Corp. (“Quest Capital”). Robert Buchan, Executive Chairman and Director of Allied Nevada, is a Director of Quest Capital and A. Murray Sinclair, a former Director of Allied Nevada, is a Co-Chairman of Quest Capital. Mr. Buchan has disclosed to the Board of Directors that he may participate to the extent of up to CDN$5 million in the proposed Quest Holdings credit facility.

Acceptance of the Offer For Sale of 50% Interest in the Treasure Hill - Mount Hamilton Property

In March 2008, Allied Nevada accepted an offer from Golden Predator Mines Inc. of Wylie, Texas to purchase Allied Nevada’s 50% interest in the Treasure Hill - Mount Hamilton mineral property consisting of 106 patented and 112 unpatented mining claims for $1.0 million. Under terms of the agreement, Allied Nevada would retain a NSR of 1%, which is subject to a buyout for a payment of $0.5 million in the first 24 months from closing escalating thereafter to a maximum of $3.0 million.

“The proposed credit facility allows us additional financial flexibility to proceed with reactivation of our Hycroft Mine,” said Scott Caldwell, President and Chief Executive Officer of Allied Nevada. “Our 2007 financial results represent expenditures required to commence operations as a newly independent corporation and to begin the evaluation process on the sulfide mineralization target at the Hycroft Mine.”

About Allied Nevada Gold Corp.

Allied Nevada is engaged in the evaluation, acquisition, exploration and development of gold projects. Its present exploration and development properties are located in Nevada. As previously announced, Allied Nevada is proceeding with plans for reactivation of its Hycroft Brimstone Open Pit Mine in Winnemucca, Nevada and is evaluating the oxide and sulfide resource potential at the Hycroft Mine. Allied Nevada also continues to review and pursue plans to advance its advanced exploration properties and other exploration properties.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding results of exploration drilling and assay programs currently underway at Hycroft, potential for confirming, upgrading and expanding oxide gold mineralized material at Hycroft, results of evaluation of underlying sulfide mineralization at Hycroft, plans for raising external funds , proposed sale of property interest, and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s status as a newly formed independent company and its lack of operating history; risks relating to the planned reactivation of the Hycroft Mine including risks of delays in receipt of reclamation bond approval and delays in completion of construction; availability of outside contractors in connection with Hycroft and other activities; availability and timing of capital for financing the planned reactivation of the Hycroft Mine including uncertainty of being able to raise capital on favorable terms or at all; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; and uncertainties concerning reserve and resource estimates; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required under applicable securities laws.

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455 or visit the Allied Nevada Website at www.alliednevada.com.